EXHIBIT 16

Flavin Jackson Zirilli & Bouvier
Certified Public Accountants
3210 N. Wickham Road, Suite 5 - Melbourne, Florida 32935 - Tel. 407 / 752-9967 - Fax 407 / 752-9927
330 Fifth Avenue - Indialantic, Florida 32903 - Tel. 407 / 725-4700 - Fax 407 / 725-0074

January 21, 2000

TO:
Securities and Exchange Commission
Attn: Broker Dealer Filings
450 5th St NW
Washington, DC 20549

Mr. John Mahoney
Securities and Exchange Commission
Southeast Regional Office
1401 Brickell Ave, Ste 200
Miami, FL 33131

Ms. Mary Alice Brophy
NASD
1735 K Street, NW
Washington, DC 20006

Mr. David Paulukaitis
NASD
One Securities Center, Suite 500
3490 Piedmont Rd., NE
Atlanta, GA 30305

Re: Summit Brokerage Services, Inc., notification for replacement of accountant

To Whom It May Concern:

This letter is to confirm our receipt of the above letter dated January 13, 2000.

We agree with the statements contained in the above letter.

Sincerely,
Flavin, Jackson, Zirilli & Bouvier, CPA's
/s/ Thomas Flavin
Mr. Thomas Flavin, CPA

cc: Ms. Deborah Bradley, CPA - Hoyman, Dobson & Co., P.A.
      Mr. Richard Greene, Esq.

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Summit Brokerage Services, Inc.

January 13, 2000

TO:
Securities and Exchange Commission
Attn: Broker Dealer Filings
450 5th St NW
Washington, DC 20549

Mr. John Mahoney
Securities and Exchange Commission
Southeast Regional Office
1401 Brickell Ave, Ste 200
Miami, FL 33131

Ms. Mary Alice Brophy
NASD
1735 K Street, NW
Washington, DC 20006

Mr. David Paulukaitis
NASD
One Securities Center, Suite 500
3490 Piedmont Rd., NE
Atlanta, GA 30305

This letter represents our notification for replacement of accountant as follows:

Former accountant:      Flavin, Jackson, Zirilli & Bouvier, CPA's
                        3210 N. Wickham Rd, Ste. 5
                        Melbourne, FL 32935

New accountant:         Hoyman, Dobson & Co, P.A.
                        215 Baytree Drive, Ste. 1
                        Melbourne, Fl 32940

We have notified the above former accountant that his services will not be utilized in future engagements. Such notice was given on January 13, 2000.

In accordance with SEC Rule 17a-5(4), we confirm that there have been no problems existing during the 24 months preceding this termination, relative to any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or compliance with applicable rules of the Commission, which problems, if not resolved to the satisfaction of the former accountant, would have caused him to make reference to them in connection with his report on the subject matter of the problems.

      TEL:   1.407.724-2303       25 Fifth Avenue           1.800.677.8664
      FAX:   1.407.768.7605   Indialantic, FL 32903
      www.summitgroup.net

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The former accountant's report on the financial statements for the past two years did not contain any adverse opinion, disclaimer of opinion, or qualification as to uncertainties, audit scope, or accounting principles.

We have also requested that the former accountant to furnish us with a letter to the Commission, stating whether he agrees with the statements contained herein, and, if not, stating the respects in which he does not agree. His letter of response is attached herewith. The original copy of this letter and the letter from the former accountant is being sent to the Commission's principal office in Washington, D.C., with photocopies sent to the other offices listed above.

If there are any questions on this matter, I may be reached at (32) 724-2303. Thank you very much.

Sincerely,
Summit Brokerage Services, Inc.

/s/ Mark Caulfield

Mark F. Caulfield
CFO

cc:   Ms. Deborah Bradley, CPA - Hoyman, Dobson & Co., P.A.
      Mr. Thomas Flavin, CPA - Flavin, Jackson, Zirilli & Bouvier, CPA's Mr. Richard Greene, Esq.

ADDITIONAL EXHIBITS

     SUMMIT BROKERAGE SERVICES, INC., Registered Representative AGREEMENT

This Registered Representative Agreement is made on _______________________ by and between SUMMIT BROKERAGE SERVICES, INC., (hereinafter "SUMMIT"), and (hereinafter "REPRESENTATIVE"). WHEREAS the REPRESENTATIVE desires to establish a business relationship with SUMMIT at the following street address:

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      WHEREAS SUMMIT is a broker-dealer and member of the National Association of Securities Dealers, Inc., (NASD) and the Securities Investor Protection Corporation (SIPC); and WHEREAS SUMMIT desires to allow the REPRESENTATIVE to use SUMMIT's name, marks and good will, for the purposes stated in this Agreement for the time they are associated with SUMMIT; and WHEREAS the REPRESENTATIVE is an associated person of the NASD, and is controlled pursuant to law by an associated person of the NASD, who desires and intends to conduct a lawful securities business as an independent contractor operating under SUMMIT'S supervision; WHEREAS the REPRESENTATIVE desires to enter into this Agreement for the above-stated purposes, it is hereby AGREED by the parties as


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follows:

1. Authority of Contracting Party

The REPRESENTATIVE represents that it has full authority to enter into this agreement. The REPRESENTATIVE, upon execution of this agreement and completing the necessary licensing, shall have full power and authority to conduct securities business through SUMMIT.

The REPRESENTATIVE shall have the right to buy and sell securities per this Agreement, to collect and receive moneys on behalf of SUMMIT, with customer checks or other means of payment for securities and other transactions being made payable to SUMMIT's clearing firm or to such party or firm as otherwise directed by SUMMIT, and to forward moneys for payment, the day received from the customer, to SUMMIT at the address stated herein. The authority of the REPRESENTATIVE is limited to that stated in this Agreement and as further defined by the applicable securities and consumer protection laws of all applicable state and federal securities regulatory agencies and self-regulatory organizations.

2. Licensure

The REPRESENTATIVE represents that they shall act under the supervision of SUMMIT and if applicable, the designated branch manager at the above stated office location. The REPRESENTATIVE shall have at least a NASD Series 6 and/or 7 license (and/or its equivalent as may be required from time to time by state or other law) and be current on all continuing education requirements. In the event the REPRESENTATIVE conducts business requiring additional licensure, the REPRESENTATIVE, at its expense, shall obtain all registration and licenses required by the applicable federal and state securities, insurance and consumer laws, rules, and regulations, and the rules and regulations of securities self-regulatory organizations. Only properly licensed and registered representatives shall conduct all securities sales. The REPRESENTATIVE agrees further that all representatives who solicit or accept orders from customers located in the states other than the state in which they are situated will be licensed to sell securities in such other states.

3.  Approved Lines of Business

The BRANCH REPRESENTATIVE is authorized to sell only such products as agreed upon in writing by SUMMIT per the schedule attached hereto as Addendum "A," which may be amended if by a writing signed by SUMMIT. If the BRANCH REPRESENTATIVE desires to have additional securities products added to the schedule, it shall submit a fully completed licensing package including completed applications to SUMMIT and allow thirty (30) days for approval or disapproval. Approval shall not be withheld unreasonably. If the REPRESENTATIVE desires to conduct any Registered Investment Advisor business, it shall be conducted only through SUMMIT's Registered Investment Advisor. REPRESENTATIVE agrees to obtain the appropriate licenses requires by state law to practice as a Registered Investment Advisor

Representative (NASD Series 65 or 66). If REPRESENTATIVE desires to conduct any mortgage origination business, it will be conducted only through SUMMIT or its properly licensed designee. If the BRANCH REPRESENTATIVE desires to conduct any security related insurance business, same shall be conducted only through SUMMIT or its properly licensed designee, and shall not be conducted through any other company or firm. All security related insurance business should be paid pursuant to the provisions of the Compensation Addendum.

4. Compensation

Compensation under this Registered Representative Agreement shall be payable as set forth in the Branch Office Compensation Agreement and enforceable within the terms agreed upon between the Branch Office and Registered Representative.

5.  Books and Records

SUMMIT retains the right to examine all books, records and premises of the REPRESENTATIVE at any reasonable time upon reasonable professional notice. Further, the REPRESENTATIVE shall make all books, records and premises available for securities, insurance, or other appropriate regulatory authorities to conduct such examinations or audits as authorized or required by law. The BRANCH REPRESENTATIVE will keep a photocopy of all checks deposited in their business checking, savings, brokerage and other such accounts.

6. Legal Requirements

The REPRESENTATIVE agrees that it and its employees and other

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persons acting or purporting to act on its behalf, are familiar with and shall comply with all applicable state and federal securities, insurance and consumer protection laws, rules, and regulations, and the rules and regulations of securities self-regulatory organizations.

7. Governing Law

This Agreement is made in and under the laws of the State of Florida. Further, in the event of any dispute arising out of this agreement or the relationship between the parties hereto, the parties mutually elect Florida law to govern all issues, substantive and procedural. The REPRESENTATIVE understands that it is not obligated to become a SUMMIT REPRESENTATIVE and enters into this agreement freely and willingly.

8. Agreement to Arbitrate Disputes

The parties mutually agree and understand that all disputes arising out of this agreement or the relationship between the parties hereto, including disputes arising out of pre-agreement negotiations, discussions and representations, shall be deemed subject to arbitration pursuant to the Code, by-laws, and Rules of Fair Practice of the NASD and the Federal Arbitration Act. The REPRESENTATIVE represents that it has reviewed the NASD Code of Arbitration Procedure, and specifically sections 1 and 8 of the NASD Code of Arbitration Procedure, and agrees to be bound thereby.

9.  Termination

Either party may terminate this agreement at any time upon the giving of thirty- (30) days notice in writing. If the REPRESENTATIVE desires SUMMIT to assist the REPRESENTATIVE in the transfer of accounts to a new broker/dealer, such assistance will be provided. The REPRESENTATIVE agrees to pay reasonable compensation to SUMMIT and for SUMMIT personnel who assist in the transfers.

10.  Address for Notices

All notices to be provided to SUMMIT shall be in writing at the address below:
                        Richard Parker, President
                        Summit Brokerage Services, Inc.
                        Twenty Five 5th Avenue
                        Indialantic, FL 32903

All notices to be provided to BRANCH REPRESENTATIVE shall be in writing at the address below:

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11.  Professional Liability Insurance

The BRANCH REPRESENTATIVE agrees to have in full force and effect at all times material to this Branch Office Agreement a policy of commercial general liability with a blanket contractual liability endorsement and a policy of errors and omissions insurance through an insurance company or companies of SUMMIT's sole selection. SUMMIT and Richard Parker shall be additional named insureds under the policies. The BRANCH REPRESENTATIVE further agrees to hold SUMMIT and its officers, directors, employees, agents, principals, and affiliates harmless from any and all suits, claims, causes of action, arbitration claims, demands, damages, fines, restitution, costs, and fees, as well as legal expenses for defense, including separate counsel, in any matter arising out of the acts or omissions of the REPRESENTATIVE. The premiums for such insurance shall be deducted from monthly commission runs as a convenience to the REPRESENTATIVE. However, the REPRESENTATIVE remains solely responsible for payment of said premiums and shall keep the insurance in full force and effect at all times required to discharge the REPRESENTATIVE'S obligations under this Agreement. This Agreement shall not be effective until Certificates of Insurance are provided to SUMMIT.

12.  Clearing

All securities shall be cleared through Wheat, First Securities, Inc., Richmond, Virginia, or through such other clearing broker as SUMMIT may, from time to time, contract with for clearing services. All cleared funds received by SUMMIT as of the 25th day of each month will be paid by the 1st day of the following month. All cleared funds received by SUMMIT as of the 11th day of each month will be paid by the 16th day of that month.

13.  Proprietary Materials

All SUMMIT literature, account forms, other forms, sales material, software, and means and methods of doing business, including methods of storing and maintaining customer account information, shall be deemed to be the proprietary property of SUMMIT and shall not be duplicated, lent, or sold to anyone outside of SUMMIT or its affiliates without prior written permission of SUMMIT. All such documents shall be returned to SUMMIT upon termination of this agreement, except that the REPRESENTATIVE shall maintain at least a copy of any and all customer, personnel and supervisory records that applicable law requires. Failure by the REPRESENTATIVE to return such proprietary materials to SUMMIT, on demand, shall entitle SUMMIT to apply to a court of competent jurisdiction or to the Arbitration Department of the NASD for injunctive, declaratory, or other appropriate relief in equity or at law to compel compliance with this provision. The REPRESENTATIVE agrees it will be responsible for all cost associated with this action. IT IS SUMMIT'S INTENTION TO AGGRESSIVELY PROTECT ALL ITS PROPRIETARY MATERIALS.

14.  Communications with the Public

The REPRESENTATIVE will submit all proposed advertising to SUMMIT, through its designated branch manager where applicable, otherwise directly through its headquarters in Melbourne Florida, in advance of use and will permit SUMMIT thirty (30) days for written approval or comment. The REPRESENTATIVE without SUMMIT'S approval shall utilize no advertising in furtherance of their business. In addition, if any NASD or other regulatory approval is required, the REPRESENTATIVE at its sole expense shall obtain it and SUMMIT shall be advised of any submissions, approvals, comments, or disapproval of proposed advertising by any regulator. All advertising, business cards, letterheads and signs shall designate SUMMIT as the broker-dealer for both securities and non-securities products. In all cases, the REPRESENTATIVE agrees to abide by all applicable securities, insurance and consumer protection laws, rules and regulations, and the rules and regulations of self-regulatory organizations, with respect to advertising.


SUMMIT BROKERAGE SERVICES, INC           BRANCH REPRESENTATIVE
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____________________Date_______          ______________________Date_______

                                         Registered Representative

                       Broker-Dealer Management Agreement
                       ----------------------------------

THIS AGREEMENT is entered into as of this 17th day of December 1993, by and between SUMMIT BROKERAGE SERVICES, INC., a Florida corporation (the Broker-Dealer') and SUMMIT GROUP OF COMPANIES, INC., a Florida corporation ("SGC")


RECITALS

1 SGC owns 100% of the issued and outstanding common stock of the Broker-Dealer

2 The Broker-Dealer is licensed to act as a broker-dealer under the rules of the Securities and Exchange Commission ("SEC'), the National Association of Securities Dealers, Inc. ("NASD') and the securities administrators of the various states of the United States and the District of Columbia ("State Securities Agencies")

3 The Broker-Dealer has entered into agreements with individuals (the "Representative') to act as sales representatives for the Broker-Dealer

4 The Broker-Dealer has no equipment, supplies or office space necessary for the conduct of its business and does not contemplate the acquisition or retention of any such equipment, supplies or office space during the term of this Agreement.

5 The Broker-Dealer deems it to be in its best interest to retain SGC, and SGC wishes to perform comprehensive management services for the Broker-Dealer on the terms hereinafter set forth


TERMS

Based on the foregoing and in consideration of the mutual promises and agreements hereinafter set forth, the parties agree as follows

1. Any and all management agreements between the parties hereto dated prior to the date of this Agreement be and hereby are considered null and void and of no further force or effect.

2. Management Services. The comprehensive management services to be provided by SGC pursuant to this Agreement shall include, but not be limited to, the following:

      a. SGC shall make available to the Broker-Dealer administrative, clerical, accounting and other personnel necessary to conduct the Broker-Dealer's business as a broker-dealer within the scope and to the extent directed by the Broker-Dealer.

      b. SGC shall take all steps it deems necessary and appropriate to maintain the Broker-Dealers registrations, licenses and qualifications to do business as (i) a corporation in good standing under the Florida Corporation Law; (ii) a broker-dealer under the rules of the SEC. (iii) a broker-dealer under the rules of the NASD,
            (iv) a broker-dealer under the rules of the State Securities Agencies. (v) a corporation in good standing to conduct business in any state where required by law, and (vi) a member in good standing under the rules of any stock or other securities exchange of which the Broker-Dealer is now or may hereafter desire to become a member.

      c SGC shall endeavor to recruit new Representatives to the extent necessary to promote the Broker-Dealer's business, and to maintain the effectiveness of current Representative Agreements if any.

      d SGC shall collect, on behalf of the Broker-Dealer, all revenues and other sums owing to the Broker-Dealer and shall deposit such revenues and other sums in a separate account or accounts maintained for such purposes by the Broker-Dealer SGC shall, in addition, pay all expenses, fees and other sums that the Broker-Dealer is required to pay and otherwise at the direction of the Broker-Dealer.

      e In connection with the foregoing services performed by SGC, SGC shall utilize and make available its own equipment, supplies and office space to the extent not furnished by the Broker-Dealer

3 Management Fees. As compensation for services rendered hereunder by SGC, the Broker-Dealer shall pay to SGC a monthly management fee equal to 95% of the Broker-Dealers prior month Net Income, as hereinafter defined, payable within ten business days after the end of the month over the term of this Agreement. The term `Net Income' shall include gross income of the Broker-Dealer from whatever source, less commissions paid to Representatives and commissions re-allowed to other broker-dealer firms, and other expenses incurred by the Broker-Dealer. For purposes of this Agreement, "other expenses" will not include the monthly management fee set forth herein or income taxes

      Notwithstanding the foregoing, the management fees may be reduced or waived for any month where necessary to insure that the Net Capital, as such term is defined by the NASD, of the Broker-Dealer does not fall below $100,000 and/or the ratio of Broker-Dealers Aggregate Indebtedness to Net Capital does not exceed 1,000%, as such terms are defined by the NASD.

 4. Broker-Dealer Cooperation. The Broker-Dealer shall take all steps necessary to assist and cooperate with SGC in the performance of its responsibilities hereunder.

 5. Limitation of Liability. Notwithstanding anything to the contrary contained herein, except for willful misconduct, SGC shall not be liable to the Broker-Dealer for any acts or omissions of SGC in connection with the Broker-Dealer's business or otherwise.

6 Term. The term of this Agreement shall be one year. However, this Agreement shall be extended for additional consecutive one-year terms unless either part notifies the other at least one month prior to the completion of any one-year term of its desire to terminate this Agreement.

7. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

8. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and the subject matter hereof. Neither of the parties shall be bound by any conditions, definitions, warranties or representations other than those expressly provided in this Agreement.

9. Binding Agreement. This Agreement shall be binding on the parties hereto and their successors and assigns. This Agreement may not be changed orally, but may be changed only by written agreements executed by both parties hereto

10. Section Headings. The section headings in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or in any way effect this Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

       By:      /s/ Scott Kemps               Date: 12/17/93

       Scott Kemps - Vice President SUMMIT BROKERAGE SERVICES, INC.

       By:     /s/ Richard L. Parker, Jr.     Date: 12/17/93

       Richard L. Parker, Jr. - President
         SUMMIT GROUP OF COMPANIES, INC.